CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds II and to the use of our report dated April 26, 2018 on the financial statements and financial highlights of NWS International Property Fund and NWS Global Property Fund, each a series of shares of beneficial interest in Forum Funds II. Such financial statements and financial highlights appear in the February 28, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 25, 2018